EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2005 First Quarter Financial Results

BRISTOL, Pa., May 16, 2005 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the first quarter ended March 31, 2005.

Revenues for the three months ended March 31, 2005 decreased $3.0 million or 9.4% to $29.0 million from $32.0 million for the three months ended March 31, 2004. The $3.0 million decrease in revenues was attributable to the termination of contracts with customers during fiscal 2004 totaling $2.6 million and the impact of recognizing $5.7 million of revenue, in the first quarter of 2004, related to supplies shipped during the third quarter of 2003 and to other service fee revenue. This $5.7 million in revenue was not recognized until the first quarter of 2004 when all of the criteria of Staff Accounting Bulletin No. 104, Revenue Recognition, were met. The revenue decline was partially offset by a $5.3 million increase in revenues resulting from increases in revenues with respect to existing customers and revenues generated by new customers.

The Company reported a net loss of $1.6 million, or 54 cents per diluted share in the first quarter of 2005 compared to a net loss of $0.5 million, or 16 cents per diluted share, in the same quarter of 2004. At March 31, 2005, the Company had $28.9 million of cash on hand.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the company's Web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2004 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             Strategic Distribution, Inc. and Subsidiaries

               Consolidated Statements of Operations

                             (unaudited)

                (in thousands, except share data)

                                Three months ended March 31,
                             --------------------------------
                                     2005               2004
                             --------------    --------------
 Revenues                    $       29,023    $       32,026
 Costs and expenses:
  Cost of materials                  23,784            25,567
  Operating wages and
   benefits                           2,247             2,292
  Other operating
   expenses                             803               818
  Selling, general and
   administrative expenses            3,828             3,878
                             --------------    --------------
 Total costs and expenses            30,662            32,555
                             --------------    --------------
 Operating loss                     (1,639)              (529)
 Interest income                       123                 85
                             --------------    --------------
 Loss before income taxes           (1,516)              (444)
 Income tax expense                    (85)               (31)
                             --------------    --------------

 Net loss                    $      (1,601)    $         (475)
                             --------------    --------------
 Net loss per common share
  -- basic and diluted:      $       (0.54)    $        (0.16)
                             --------------    --------------

 Weighted average number
  of shares of common
  stock outstanding:
     basic and diluted           2,959,441          2,953,301
                             --------------    --------------

CONTACT:  Strategic Distribution, Inc.
          Donald C. Woodring
          President & Chief Executive Officer
          (800) 322-2644, x1907
          Diane Caldwell
          Investor Relations
          (800) 322-2644, ext. 1954